Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-152555) and related Prospectus pertaining to the registration of an aggregate of 1,000,000 shares of its common stock of Argyle Security, Inc. and in the Registration Statement (Form S-1 No. 333-126569) and related Prospectus pertaining to the registration of 4,075,046 shares of its common stock and 187,500 common stock purchase warrants of Argyle Security, Inc. of our report dated March 31, 2009, with respect to the consolidated financial statements and schedules of Argyle Security, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

San Antonio, Texas

March 31, 2009